UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2010

THE DUN & BRADSTREET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15967	22-3725387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

103 JFK Parkway, Short Hills, NJ	07078
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 921-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Page

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	3

Item 7.01. Regulation FD Disclosure	3

SIGNATURES	4

PURPOSE OF FILING

The purpose of this filing is to report to you that we have established two new executive officer positions as follows: (i) a Chief Administrative Officer, which has been filled by one of our current officers; and (ii) a President, Innovation and Chief Marketing Officer, which has been filled by a new hire to D&B.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 13, 2010, Emanuele A. Conti, currently our President, Europe, Latin America and Partnerships, will assume the newly created executive officer role of Chief Administrative Officer. Mr. Conti, age 43, has served in his current position since January 2009. Mr. Conti joined D&B in 2003 and has since served in increasing roles of responsibility including strategy, business development, and certain general management roles within our North American and International businesses.

In his new role as CAO, Mr. Conti will be responsible for ensuring that we make integrated business decisions and will lead our Strategic Development, Finance, Human Resources, International Partnerships and Communications functions. All of the current leaders of such functions, including Mr. Tasos Konidaris, our Senior Vice President and Chief Financial Officer, will remain in place and report directly to Mr. Conti.

Item 7.01.	Regulation FD Disclosure.

Effective September 13, 2010, Mr. Joshua L. Peirez will join D&B as an executive officer in the role of President, Innovation and Chief Marketing Officer. Prior to joining D&B, Mr. Peirez was an executive with Mastercard International Incorporated, where he most recently served as Chief Innovation Officer, Group Executive Innovative Platforms.

In his new role, Mr. Peirez will be responsible for driving future innovation for D&B, while creating a marketing function to bring new value propositions to our customers. Mr. Peirez will also lead our Global Information Services, Customer Experience and Sales & Marketing product portfolio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Dun & Bradstreet Corporation

By:	/s/ Jeffrey S. Hurwitz
Jeffrey S. Hurwitz
Senior Vice President, General
Counsel and Corporate Secretary

DATE: September 9, 2010